Exhibit 10.3

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY OTHER SECURITIES LAWS AND NEITHER THIS WARRANT NOR SUCH SECURITIES MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, OR (2) AN APPLICABLE EXEMPTION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE SECURITIES LAWS.

WARRANT TO PURCHASE
148,942 SHARES OF COMMON STOCK

of

X-FACTOR COMMUNICATIONS HOLDINGS, INC.

Issue Date: September __, 2012 Warrant No. 2

FOR VALUE RECEIVED, X-Factor Communications Holdings, Inc., a Delaware corporation having an address at 3 Empire Boulevard, 5th Floor, South Hackensack, NJ 07606   (the “Company”), hereby certifies and agrees that THE NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY, or its registered transferees, successors or assigns (each person or entity holding all or part of this Warrant from time to time being referred to as a “Holder”), is the registered holder of the warrant (“Warrant”) to subscribe for and purchase up to 148,942 shares (the “Warrant Shares”) of the fully paid, validly issued and nonassessable common stock, “no” par value per share, of the Company (“Common Stock”), at a purchase price per share equal to $0.78 per share (the “Warrant Price”), at any time on or before 5:00 P.M., Eastern Time, on May 15, 2022 (such time and date being referred to as the “Expiration Time” and the “Expiration Date,” respectively), subject to the provisions and upon the terms and conditions hereinafter set forth.

This Warrant is issued in connection with, and is subject to, that certain Convertible Loan Agreement dated July 31, 2009, as amended, by and between X-Factor Communications, LLC and the Holder (as the same may be amended, restated, supplemented or modified from time to time, the “Loan Agreement”), and the terms and conditions of the Loan Agreement are hereby incorporated herein by reference as though set forth herein at length.

Article  1. Definitions.  Capitalized terms used in this Warrant and not defined in context have the respective meanings ascribed to them below (or if not appearing below, then the respective meanings ascribed to them in the Loan Agreement):

1.1 “Business Day” means any day, other than a Saturday or Sunday, on which commercial banks located in the State of New Jersey, are open for the general transaction of business.

1.2 “Company Value” means the fair market value that a willing buyer and willing seller, with neither acting under compulsion, would agree upon for the purchase and sale of the Company and its consolidated subsidiaries in an arms length transaction, without any discounts for illiquidity, minority interest, or voting or transfer restrictions, as determined pursuant to Article 2.3(b).

1.3 “Exercise Date” means the date on which this Warrant is exercised, or automatically deemed to have been exercised, as provided herein.

1.4 “Fair Market Value” of a Warrant Share, calculated as of any date of determination, shall mean:

(a)  if the exercise occurs in connection with and contingent upon an initial public offering of the Common Stock involving gross proceeds to the Company of at least $10 million, and if the registration statement relating to such offering has been declared effective, then the initial “Price to Public” specified in the final prospectus or registration statement with respect to such offering;

(b) for any other exercise, either (i) the Trading Value, if applicable, or, otherwise (ii) the quotient of the Company Value divided by the number of shares of the Common Stock outstanding on a fully-diluted basis (but excluding instruments which are out-of-the-money).

1.5  “Trading Value” means, as applicable: (i) if the Common Stock is then listed on a national securities exchange, then the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Exercise Date, provided, however, that if the Common Stock has not traded on such trading day, then the average closing price of one share of Common Stock on the three (3) most recent trading days during which the Common Stock has traded; (ii) if the Common Stock is then included in the OTC Bulletin Board, then the average closing price of one share of Common Stock for the three (3) most recent trading days preceding the Exercise Date during which the Common Stock has traded; (iii) if the Common Stock is then included in the Pink OTC Markets, Inc. “pink sheets”, then the average closing price of one share of Common Stock for the three (3) most recent trading days preceding the Exercise Date during which the Common Stock has traded.  Notwithstanding the foregoing, in any of the circumstances described in clauses (i) through (iii) above,  if the Common Stock has not traded for the requisite number of days within the 10 trading days immediately preceding the Exercise Date, then Fair Market Value shall be determined under clause (b)(ii) of the definition of Fair Market Value and not based upon Trading Value.

Article  2. Exercise.

2.1 Method of Exercise; Payment; Issuance of New Warrant.

(a) Subject to the provisions hereof, the Holder may exercise this Warrant, in whole or part, at any time and from time to time, by: (i) the surrender of this Warrant on any Business Day at the office of the Company (or such other office or agency of the Company as the Company may have designated by notice in writing to the Holder as provided in this Warrant), (ii) delivery to the Company of a completed and executed Notice of Exercise in the form attached hereto as Appendix A, and (iii) unless the exercise is subject to Article 2.3, payment to the Company equal to the Warrant Price multiplied by the number of Warrant Shares then being acquired.  The Holder may pay the aggregate Warrant Price (or shall be deemed to have paid such amount): (i) in cash or by check payable to the Company or by wire transfer of immediately available funds to an account designated to the Holder by the Company, (ii) by cancellation by the Holder of indebtedness or other obligations of the Company to the Holder, (iii) in a “cashless” exercise permitted under Article 2.3 below, or (iv) by any combination of the methods described in (i) through (iii) above.

(b) Upon any exercise of this Warrant, the Holder (or such other person or persons as directed by the Holder in its Notice of Exercise) shall be treated for all purposes as the holder of record of the related Warrant Shares as of the time immediately prior to the close of business on the date on which the Holder shall have delivered the items required by Article 2.1(a) above.

(c) Upon exercise of this Warrant, the Company shall deliver certificates for the number of whole Warrant Shares so purchased to the Holder (or such other person or persons as directed by the Holder in its Notice of Exercise) as promptly as is reasonably practicable, but not later than three (3) Business Days, after the applicable Exercise Date, at the Company’s expense, and, unless this Warrant has been fully exercised, the Company shall also issue a new Warrant (in the same form as this Warrant) representing the unexercised portion of this Warrant, to the Holder (or such other person or persons as directed by the Holder in its Notice of Exercise) as soon as reasonably practicable thereafter, but not later than three (3) Business Days, after the applicable Exercise Date.

(d) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a registered public offering, sale of the Company or any other similar transaction involving the Company, the exercise of any portion of this Warrant may, at the election of the Holder, be conditioned upon the consummation of the public offering, sale of the Company or other transaction, in which case such exercise shall not be deemed to be effective until the consummation of such public offering, sale of the Company, or other transaction, as applicable.

(e) No fractional shares of Common Stock shall be issued in connection with any exercise or cashless exercise hereunder, and in lieu of any such fractional shares the Company shall make a cash payment therefor to the Holder based on the Fair Market Value of a Warrant Share on the date of exercise or cashless exercise of this Warrant.

2.2 Automatic Exercise At Expiration Date.  If any portion of this Warrant remains unexercised as of the Expiration Date and the Fair Market Value of one Warrant Share as of the Expiration Date is greater than the applicable Warrant Price as of the Expiration Date, then (i) this Warrant shall automatically (and without any delivery, surrender or action by the Holder) be deemed to have been fully exercised immediately prior to the Expiration Time in the manner provided in Article 2.3 below, and (ii) the Holder shall be treated for all purposes as the holder of record of the related Warrant Shares as of the close of business on the Exercise Date. As promptly as is reasonably practicable on or after the Exercise Date related to such an automatic exercise, but in no event before the date on which this Warrant is surrendered to the Company as provided herein, the Company, at its expense, shall issue and deliver to the Holder (or such other person or persons as directed by the Holder) a certificate or certificates for the number of Warrant Shares issuable upon such automatic exercise, in accordance with Article 2.3.

2.3 Cashless Exercise.

(a) The Holder may elect to receive, without the payment of the Warrant Price, Warrant Shares equal to the value of this Warrant or any portion hereof by so electing in its Notice of Exercise.  Upon such an election, the Company shall issue to the Holder a number of Warrant Shares determined in accordance with the following formula:

X = Y x (FMV-WP)
FMV
where

X    =           the number of Warrant Shares to be issued to the Holder (or such other person or persons as directed by the Holder) upon such exercise of the rights under this Article 2.3.

Y    =           the total number of Warrant Shares covered by this Warrant which the Holder has surrendered for cashless exercise.

FMV     =     the Fair Market Value on the applicable Exercise Date.

WP    =        the Warrant Price in effect under this Warrant on the applicable Exercise Date.

(b) The Company Value shall initially be determined in good faith by the Board of Directors of the Company, on such basis as it shall reasonably determine.  The Company shall promptly notify the Holder of the determination of Company Value by its Board of Directors and shall send the Holder the data and computation forming the basis of the valuation, together with an explanation thereof.  The Holder shall have thirty (30) days after receipt of notice of such determination in which to consult with the Company and request further information and, in such case, the Company shall consult with the Holder and provide such reasonably requested information.  At any time prior to the expiration of the 30-day consulting period, the Holder may by notice in writing (the “Appraisal Notice”) request an independent appraisal of the Company Value.  In the event that the Holder requests an independent appraisal, then the appraiser shall be a nationally recognized independent investment bank jointly appointed by the Company and the Holder.  If the Holder and the Company are unable to agree upon the selection of a nationally recognized independent investment bank within twenty (20) days after delivery of the Appraisal Notice, then the Holder and the Company shall, within twenty (20) days after delivery of the Appraisal Notice, each select a nationally recognized independent investment bank who shall select a third nationally recognized independent investment bank to determine the fair market value, which valuation shall be final and binding upon the Holder and the Company with respect to the determination of the Company Value.  All fees, costs and expenses of any appraiser or investment bank shall be borne by the Company.  The Holder shall have the right and be given the opportunity to participate in the appraiser’s valuation process.  The Company shall use its reasonable best efforts, and the Holder shall cooperate, to cause the determination of the appraiser to be made within thirty (30) days after its appointment.  The determination of the appraiser shall be final and binding on the parties.

Article  3. Reservation of Shares; Status of Warrant Shares.  The Company shall at all times through the Expiration Date reserve and keep and available for issuance as Warrant Shares, a number of shares of its authorized and unissued shares of Common Stock equal to the maximum number of Warrant Shares then issuable hereunder.  The Company shall issue all Warrant Shares as duly authorized, validly issued, fully paid and non-assessable shares, free and clear of all liens, claim and encumbrances.

Article  4. Adjustments and Distributions.  The Warrant Price and the number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

4.1 Splits, Dividends and Subdivisions.  If the Company shall at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares (and in each case where such an event occurs with respect to any other securities as to which purchase rights under this Warrant then exist), then the Warrant Price and the number of Warrant Shares purchasable upon exercise of this Warrant in effect immediately prior to the date upon which such change shall become effective shall be proportionally adjusted by the Company so that the Holder thereafter exercising this Warrant shall be entitled to receive, for the same aggregate Warrant Price payment, the number of shares of Common Stock or other capital stock which the Holder would have received if this Warrant had been fully exercised immediately prior to such event.  Such adjustments shall be made successively whenever any event listed above shall occur.

4.2 Recapitalization, Reclassification or Reorganization. If any recapitalization, reclassification or reorganization involving the capital stock of the Company (other than a change in par value or a subdivision or combination as provided for in Article 4.1 above) shall be effected in such a manner (including, without limitation, in connection with a consolidation or merger in which the Company is the surviving corporation), that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property (a “Reorganization”), then, as a condition of such Reorganization, the Company shall make lawful and adequate provision whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the Warrant Shares purchasable upon the exercise of this Warrant immediately prior to such Reorganization) such shares of stock, securities or other assets or property as would have been issued or payable in the Reorganization in exchange for the number of Warrant Shares purchasable upon the exercise of this Warrant immediately prior to such Reorganization.  In the event of any Reorganization, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant so that the provisions hereof (including, without limitation, provisions for adjustments of the Warrant Price and of the number of Warrant Shares) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.  The provisions of this Article 4.2 shall similarly apply to successive Reorganizations.

4.3 Consolidation, Merger, Sale. If there shall occur (i) any consolidation or merger of the Company with another entity in which the Company is not the surviving entity or (ii) any sale, transfer or other disposition of all or substantially all of the Company’s assets to another entity, then, as a condition of such consolidation, merger, sale, transfer or other disposition, the Company shall make lawful and adequate provision whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable under this Warrant, such shares of stock, securities or assets (or any combination thereof) as would have been issuable or payable with respect to, or in exchange for, the number of Warrant Shares immediately theretofore issuable upon exercise of this Warrant, had such consolidation, merger, sale, transfer or other disposition not taken place, and, in any such case, appropriate provision shall be made with respect to the rights and interests of the Holder so that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price and of the number of Warrant Shares) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof.  The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor entity resulting from such consolidation or merger, or the entity purchasing or otherwise acquiring such assets or other appropriate entity shall assume (1) the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase, and (2) the Company’s other obligations under this Warrant.  The provisions of this Article 4.3 shall similarly apply to successive consolidations, mergers, sales, transfers or other dispositions.

4.4 Distributions.  If the Company shall fix a payment date for the making of a distribution to all holders of Common Stock of rights or assets (other than dividends or distributions referred to in Article 4.1 hereof), including notes, subscription rights or warrants, the Holder shall be entitled to receive, simultaneous with the holders of Common Stock, such rights or assets so distributed, that the Holder would have received if this Warrant had been fully exercised immediately prior to such event.

4.5 Further Adjustments to Other Securities.  In the event that, as a result of an adjustment made pursuant to this Article 4, the Holder shall become entitled to receive any shares of capital stock other than shares of Common Stock, then the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

4.6 Certain Dilutive Issuances of Common Stock.

(a) For purposes of this Article 4.6, a “Common Stock Distribution” means the issuance, sale or distribution by or on behalf of the Company of any shares of Common Stock, other than Common Stock that is (i) issued to employees pursuant to an employee equity or stock option plan that has been approved by the Company’s Board of Directors, or (ii) issued pursuant to a transaction subject to Article 4.1 above.  Any security of the Company having rights substantially equivalent to the Common Stock as to dividends or upon liquidation, dissolution or winding up of the Company shall be treated, for purposes of this Article 4.6, as if such security were Common Stock.

(b) If a Common Stock Distribution is made for a consideration per share less than the then current Warrant Price on the date of such Common Stock Distribution, then, effective upon such Common Stock Distribution, the number of Warrant Shares shall be adjusted by multiplying the then applicable number of Warrant Shares by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately after such Common Stock Distribution and the denominator of which shall be an amount equal to the sum of (i) the number of shares of Common Stock outstanding immediately prior to such Common Stock Distribution, plus (ii) the number of shares of Common Stock which the aggregate consideration, if any, received by the Company (determined as provided in Article 4.6(d)) for such Common Stock Distribution would buy at the Warrant Price.  In the event of any such adjustment, the Warrant Price for each Warrant shall be adjusted to a number determined by dividing the Warrant Price immediately prior to such Common Stock Distribution by the fraction used for purposes of the aforementioned adjustment.

(c) If the Company issues, sells, distributes or otherwise grants in any manner (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any warrants or options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights, warrants or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”), whether or not such Options or the rights to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities shall be less than the Warrant Price, then, for purposes of Article 4.6(b), the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting of such Options and thereafter shall be deemed to be outstanding and the Company shall be deemed to have received as consideration the price per share, determined as provided in the next sentence.  The Company shall be deemed to have received the price per share of Common Stock which is issuable on the exercise of Options to purchase Common Stock or Convertible Securities determined by dividing: (i) the aggregate amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of Options to acquire Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options.  No additional adjustment of the number of shares of Common Stock purchasable upon the exercise of this Warrant or of the Warrant Price shall be made upon the actual exercise of such Options or upon conversion or exchange of such Convertible Securities.

(d) If any shares of Common Stock, Options or Convertible Securities are issued, sold or distributed for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, after deduction therefrom of any expenses incurred and any underwriting discounts, commissions or concessions paid or allowed by the Company in connection therewith.  If any shares of Common Stock, Options or Convertible Securities are issued, sold or distributed for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair market value of such consideration as reasonably determined by the Company’s Board of Directors, after deduction of any expenses incurred and any underwriting discounts, commissions or concessions paid by the Company in connection therewith.  If any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair market value of such portion of the assets and business of the nonsurviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be.  If any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for consideration as may be reasonably determined by the Company’s Board of Directors.

4.7 Notice of Adjustments.  With each adjustment pursuant to this Article 4, the Company shall deliver to Holder a certificate signed by its chief financial officer or chief executive officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, the Warrant Price and the number of Warrant Shares purchasable hereunder after giving effect to such adjustment, which shall be delivered to Holder within ten (10) Business Days.

4.8 Most Favored Terms.  If the Company hereafter grants any warrants, options or convertible securities which have rights protecting dilution or impairment that are more favorable than the rights granted in this Warrant, then, at the Holder’s option and without further action of the Company, this Warrant shall be deemed amended, as practicably as possible, to include such more favorable rights as such other securities.

Article  5. Transfer Taxes.  The Company will pay any documentary stamp Taxes or other transfer Taxes or fees attributable to the initial issuance of Warrant Shares upon the exercise of this Warrant.

Article  6. Mutilated or Missing Warrants.  If this Warrant shall be mutilated, lost, stolen, or destroyed, then the Company shall issue in exchange and substitution of, and upon cancellation of a mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, subject to the Company’s receipt of (i) evidence reasonably satisfactory to it of such loss, theft or destruction, and, (ii) with respect to a lost, stolen or destroyed Warrant, a reasonable indemnity with respect thereto, if requested by the Company.

Article  7. Compliance with Securities Act and Legends. The Holder, by acceptance hereof, agrees that this Warrant and the Warrant Shares are being acquired for investment only and not with a view toward distribution or resale.  The Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares except under circumstances which will not result in a violation of the Securities Act or any state securities laws.  All certificates evidencing Warrant Shares (unless the Warrant Shares have been registered under the Securities Act) may contain any legend required, in the opinion of counsel to the Company, by applicable state and federal securities laws.

Article  8. Additional Rights; Information.

8.1 No Status as Stockholder Prior to Exercise.   Except as expressly provided in this Warrant, the Loan Agreement or the Transaction Documents, the Holder, as such, shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of the directors or upon any matter submitted to stockholders at any meeting thereof, or to receive dividends or subscription rights or otherwise, until this Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

8.2 Stockholder Notices.  For its information, the Company will transmit to the Holder any such information, documents and reports as are generally distributed to the holders of any class or series of the securities of the Company, concurrently with the distribution thereof to such holders.

8.3 Continuing Obligations.  For so long as this Warrant is outstanding, X-Factor Communications, LLC shall continue to comply in all respects with the following provisions of the Loan Agreement whether or not the Loan remains outstanding: Section 6(a)(ii), Section 6(a)(iii), Section 6(a)(iv), Section 6(a)(xii), Section 6(b)(x) and Section 6(b)(xi). Additionally, for so long as this Warrant is outstanding, the Company shall continue to comply in all respects with the following provisions of the Corporate Guarantee Agreement whether or not the Loan remains outstanding: Section 9, Section 11 and Rider A, subsections (a), (b), (d) and (e).

8.4 Notices of Certain Events and Actions.  The Company shall give the Holder at least 30 and not more than 90 days prior written notice of the expiration of this Warrant on the Expiration Date.  In addition, if the Company:

(a) takes a record of the holders of the Common Stock (or other securities at the time receivable upon the exercise of this Warrant or upon conversion of Warrant Shares) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any securities, or to receive any other right; or

(b) will pay any dividends or other distributions to holders of any class of securities; or

(c) intends to effect any Reorganization, consolidation, merger, conveyance of all or substantially all of the assets of the Company to another entity, or any other transaction of the type described in Article 4 of this Warrant; or

(d) intends to effect any voluntary dissolution, liquidation or winding-up of the Company;

then, in each such case, the Company will provide the Holder with thirty (30) days advance written notice of such an event, specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which such Reorganization, consolidation, merger, conveyance, dissolution, liquidation, winding-up or other transaction is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant or on conversion of Warrant Shares) shall be entitled to exchange their Common Stock (or such other stock or securities) for securities or other property deliverable upon such Reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding-up.

Article  9. Modification and Waiver.  This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the then current Holder, and such change, waiver, discharge or termination shall be binding on all future Holders.

Article  10. Notices.

10.1 Method of Notice.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) delivered by facsimile, (iii) sent by a nationally recognized overnight courier, or (iv) sent by U.S. certified mail, return receipt requested, postage prepaid.

If to the Company:	3 Empire Blvd.
South Hackensack, New Jersey 07606
Telephone:  551-804-8177
Attention: Charles Saracino, President & CEO

If to the Holder:                                    New Jersey Economic Development Authority
PO Box 990
36 West State Street
Trenton, New Jersey 08625-0990
Attn: Director-Technology and Life Sciences

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

10.2 Effectiveness of Notice.  All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by facsimile, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next Business Day following the day such notice is timely delivered to the courier service, or (iv) if sent by U.S. or certified mail, on the fifth (5th) Business Day following the day such mailing is made.

Article  11. Descriptive Headings.  The descriptive headings contained in this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

Article  12. Governing Law; Consent to Jurisdiction.

12.1 Governing Law.  This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof.

12.2 Jurisdiction and Service.  Any legal action, suit or proceeding arising out of or relating to this Warrant, or the transactions contemplated hereby, shall only be instituted, heard and adjudicated in a state or federal court located in the State of New Jersey, and each party hereto knowingly, voluntarily and intentionally waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the exclusive personal jurisdiction of any such court in any such action, suit or proceeding.  Service of process in connection with any such action, suit or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant except as otherwise required by law.  Notwithstanding the foregoing to the contrary, the Holder may institute and prosecute any action, suit or proceeding in any court of competent jurisdiction it shall deem advisable in connection the enforcement of its rights hereunder.

Article  13. Waiver of Jury Trial.  THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THE COMPANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  The Company certifies and acknowledges that (i) no other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) the Company understands and has considered the implications of this waiver, and (iii) the Holder is relying upon and has been induced to enter into this Warrant by, among other things, the waivers and certifications in this Article 13.

Article  14. No Impairment of Rights.  The Company shall not, by amendment of its Certificate of Incorporation or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against material impairment.

Article  15. Assignment.  A Holder may transfer its rights hereunder, in whole or in part, to any other Person provided that written notice is given to the Company of any such transfer and such transfer is in accordance with applicable law.  Upon receipt by the Company of notice by a Holder of a transfer of any portion of this Warrant, the Company shall promptly deliver to a transferee a Warrant in the form hereof exercisable for the number of Warrant Shares as to which the right to purchase has been transferred.

Article  16. Severability.  In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Warrant shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect.  In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Warrant shall nevertheless remain in full force and effect.

Article  17. Shareholders Agreements.  If all of the holders of Common Stock are party to a shareholders’ agreement or investor rights agreement, then the Holder will, if requested by the Company, enter into such an agreement on terms reasonably acceptable to the Holder, but, so long as New Jersey Economic Development Authority is the Holder, only if, by virtue of a side letter or otherwise, binding  provisions as set forth in Appendix B attached hereto are incorporated therein.

Article  18. Counterparts. This Warrant may be executed and delivered by telecopier, e-mail, PDF or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

[SIGNATURE PAGE FOLLOWS]

 IN WITNESS WHEREOF, the Company has caused this Warrant to be executed on its behalf by one of its officers thereunto duly authorized.

COMPANY:
X-FACTOR COMMUNICATIONS HOLDINGS,INC.

By:	/s/Charles Saracino
Name: Charles Saracino
Title: President & CEO

Consented and Agreed as to Section 8.3 only X-FACTOR COMMUNICATIONS, LLC

By:	/s/ Charles Saracino
Charles Saracino
President & CEO

APPENDIX A

NOTICE OF EXERCISE

To:           X-Factor Communications Holdings, Inc. (the “Company”)

This Notice of Exercise is being issued to you pursuant to the terms and conditions of that certain Warrant, No. 2, issued by the Company as of ____________, 2012 (the “Warrant”).  Capitalized terms used in this Notice of Exercise and not otherwise defined shall have the respective meanings ascribed to them in the Warrant.

1.           The undersigned hereby elects (check and complete where applicable):

□ to purchase ___________  shares of the Common Stock of the Company pursuant to the terms of the Warrant.

□ to surrender the right to purchase ____________ shares of the Common Stock of the Company pursuant to Article 2.3 of the Warrant and hereby requests the issuance of such number of Warrant Shares as are prescribed by Article 2.3 of the Warrant.

2.           Please issue a certificate or certificates representing the applicable number of Warrant Shares in the name or names as are specified below (or if not otherwise specified, in the name of the undersigned):

________________________________
________________________________
________________________________

3.           Please issue a new Warrant of equivalent form and tenor for the unexercised portion of the attached Warrant in the name or names as are specified below (or if not otherwise specified, in the name of the undersigned):

________________________________
________________________________
________________________________

NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY

By: _______________________
      Name: _____________________
      Title: ______________________
      Date: ______________________
Address:
New Jersey Economic Development Authority
36 West State Street
PO Box 990
Trenton, New Jersey 08625-0990

APPENDIX B

Immunities. The Company understands and acknowledges that the NJEDA reserves all immunities, defenses, rights or actions arising out of its status as a sovereign entity, including those under the Eleventh Amendment to the United States Constitution and applicable New Jersey law.  No provision of this letter agreement or the Shareholders Agreement shall be construed as a waiver or limitation of such immunities, defenses, rights or actions.  Due to the NJEDA’s status as a sovereign entity, notwithstanding anything to the contrary in this letter agreement or the Shareholders Agreement, any claims asserted against the NJEDA arising out of aforesaid agreements shall be subject to such immunities, defenses, rights or actions, including, but not limited to the New Jersey Tort Claims Act (N.J.S.A. 59:1-1 et seq.) and the New Jersey Contractual Liability Act (N.J.S.A. 59:13-1 et seq.).

Indemnification.  The Company acknowledges that the NJEDA does not have authority to provide indemnification and agrees that the NJEDA shall not be obligated to provide indemnification to any other party in connection with its investment in the Company and that its failure to provide such indemnification shall not constitute a breach under this letter agreement or the Shareholders Agreement.

Public Disclosure.  The Company acknowledges that the NJEDA is a public agency subject to New Jersey state laws, regulations and policies and applicable case law which could result in the disclosure of information regarding the Company that is provided to the NJEDA, including without limitation, the Open Public Records Act, NJSA 47:1A-1 et seq., which provides for government records to be readily accessible for inspection, copying or examination by citizens.    NJEDA shall not be required to maintain the confidentiality of non-public information furnished to the NJEDA in connection with its investment in the Company to the extent the NJEDA  is required to disclose such confidential information pursuant to the Open Public Records Act, N.J.S.A. 47:1A-1 et seq., as determined by the NJEDA in its reasonable discretion.

New Jersey Venue.  By reason of the laws, regulations and public policies of the State of New Jersey applicable to the NJEDA as a governmental entity in the State of New Jersey, the Company freely agrees that, notwithstanding anything to the contrary in this letter agreement or the Shareholders Agreement, any legal proceeding involving any claim asserted arising out of or related to this letter agreement or the Shareholder Agreement that (i) is brought by the Company against the NJEDA may be brought only in, and shall be subject to the exclusive jurisdiction of, the trial division of the Superior Court of the State of New Jersey, and that such proceeding shall be governed by the procedural rules and laws of the State of New Jersey, without regard to principles of conflicts of law and (ii) is brought by the NJEDA against the Company may be brought in, and subject to the jurisdiction of, the Superior Court of the State of New Jersey, in which case such proceeding shall be governed by the procedural rules and laws of the State of New Jersey, without regard to principles of conflicts of law.  The Company agrees that the NJEDA shall not be deemed to have waived any objection that it may now or hereafter have to the laying of jurisdiction or venue of any such action or proceeding in the courts of any state other than the courts of the State of New Jersey, nor deemed to waive any claim that any such action or proceeding brought in any such court has been brought in a court without jurisdiction or an inconvenient or improper forum.